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                                              151 Farmington Avenue
                                              Hartford, CT 06156



                                              Mark S. Reilly, FSA, MAAA
                                              Pricing Actuary
                                              Life Products Group, TN41
                                              (860) 273-4330
                                              Fax: (860) 273-4438


September 9, 1998


Re: AetnaVest Estate Protector II (File No. 333-27337)

Dear Sir or Madam:

In my capacity as Actuary of Aetna Life Insurance and Annuity Company (ALIAC), I have provided actuarial advice concerning ALIAC's AetnaVest Estate Protector II Flexible Premium Variable Universal Life Insurance on the Lives of Two Insureds. I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 1 to Registration Statement on Form S-6, File No. 333-27337 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policy included in the prospectus under the caption "Illustrations of Death Benefit, Total Account Values and Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policy. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policy operates.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mark S. Reilly
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Mark S. Reilly
Pricing Actuary